Exhibit 10.9

LUMBER SALES AND MARKETING AGREEMENT

This LUMBER SALES AND MARKETING AGREEMENT (this “Agreement”) is entered into as of this                  day of                 , 2008 (the “Effective Date”), by and among CLEARWATER PAPER CORPORATION, a Delaware corporation (“Clearwater”), POTLATCH RETAINCO, LLC, a Delaware limited liability company (“RetainCo”) and POTLATCH CORPORATION, a Delaware corporation (“Potlatch”). As used herein, Clearwater, RetainCo and Potlatch are sometimes referred to collectively as the “parties,” or individually as a “party.”

RECITALS

A. In connection with the separation of certain of Potlatch’s businesses and the creation of Clearwater as an independent company as a result of that separation, Clearwater is the owner of a single sawmill facility located in Lewiston, Idaho (the “Lewiston Mill”), which produces dimensional lumber and cedar lumber products (the “Lewiston Products”).

B. RetainCo, which is wholly owned by Potlatch, is engaged in the marketing and sale of dimensional lumber and cedar lumber products produced under the Potlatch name and brand at Retainco’s sawmill facility in St. Maries, Idaho (the “Potlatch Mill,” and together with the Lewiston Mill, the “Western Lumber Mills”). Dimensional lumber and cedar lumber products produced at the Potlatch Mill are referred to hereafter as the “St. Maries Products.”

C. Clearwater wishes to have RetainCo market and sell the Lewiston Products produced by Clearwater. RetainCo’s commitment to market the Lewiston Products produced by Clearwater is intended to facilitate the transition of Clearwater to an independent business and support the viability of its business producing and selling the Lewiston Products.

D. In connection with the agreements between Clearwater and RetainCo as set forth herein, Potlatch will grant to Clearwater a non-exclusive, limited license to use the “Potlatch” name, and the logo and trademarks identified on Exhibit A hereto (collectively, the “Trademarks”) in connection with the sale and marketing of the Lewiston Products, and is joining this Agreement for the limited purposes of licensing such Trademarks to Clearwater.

AGREEMENT

NOW THEREFORE, in consideration of the forgoing, the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment of RetainCo. Clearwater hereby appoints RetainCo as Clearwater’s exclusive representative for the marketing and sale of the Lewiston Products, subject to the terms and conditions of this Agreement, and RetainCo hereby accepts such appointment. Clearwater will not during the term of this Agreement appoint any other agent or broker in respect of the Lewiston Products. RetainCo may also, upon mutual agreement of the parties, act as Clearwater’s agent from time to time in procuring lumber products to be remanufactured at the Lewiston Mill.

2. Compensation. In consideration of RetainCo’s agreement to market and sell the Lewiston Products, Clearwater agrees to pay as compensation to RetainCo the fixed rate of $65,000.00 per month for each month in which this Agreement is in effect, prorated, as applicable, for partial months (each such payment, a “Service Fee”). The Service Fee shall be paid by the fifteenth (15th) day of each month.

3.	Term of Agreement; Termination.

3.1 This Agreement shall have a term of three (3) years commencing on the Effective Date unless terminated in accordance with Section 3.2.

3.2 This Agreement may be terminated by the parties in the following manner:

(a) Either party may terminate this Agreement by written notice to the other party, if such other party shall have breached any covenant or obligation contained herein and such breach has not been cured by the defaulting party in accordance with Section 8.2 below.

(b) Either party may terminate this Agreement at any time after the first anniversary of the Effective Date, without cause, upon at least ninety (90) days prior written notice to the other party.

3.3 The covenants and agreements of the parties set forth in Sections 4.4, 6.2, 7.2, 9 and 10 hereof shall survive the expiration or termination of this Agreement, and shall continue in full force and effect.

4.	License of Trademarks; Use.

4.1 Grant of License. Subject to the terms and conditions of this Agreement, Potlatch hereby grants to Clearwater, and Clearwater hereby accepts, a non-exclusive, royalty free limited license during the term of this Agreement to use the Trademarks in connection with the marketing and sales of the Lewiston Products (the “License”).

4.2 Restrictions on Assignment/Sublicense. Clearwater shall not assign, transfer or sublicense its rights to use the Trademarks without the prior written consent of Potlatch. For purposes hereof, the sale or transfer of more than 50% of ownership interest in Clearwater shall constitute a transfer or assignment of the Trademarks.

4.3 Rights Reserved; Limited Rights of Use. Potlatch reserves all rights with respect to the Trademarks not expressly licensed to Clearwater hereunder. Clearwater agrees that it will not utilize the Trademarks in any manner whatsoever other than in connection with the marketing and sales of the Lewiston Products as contemplated by this Agreement, without the prior written consent of Potlatch.

4.4 Agreements Relating to Potlatch. The parties acknowledge and agree that Potlatch is joining this Agreement solely in its capacity as owner of the Trademarks for the limited purpose of granting the License herein. Clearwater further agrees that it will not contest the validity or ownership of the Trademarks.

5.	Sales Terms; Services of RetainCo.

5.1 Price. RetainCo will establish the prices and sale terms for all sales of Lewiston Products under this Agreement. RetainCo shall consult with Clearwater from time to time in setting such prices and terms, provided, however, that RetainCo shall have the final authority with respect to the same.

5.2 Title. Upon sale of Lewiston Products by RetainCo to a purchaser, title to such products sold will be deemed for all purposes to have passed directly from Clearwater to the purchaser of such products, FOB the truck or railcar, free and clear of all charges, liens or encumbrances created by or relating to Clearwater. Clearwater hereby appoints RetainCo to act as its sole agent for purposes of transferring title to any Lewiston Products sold, and authorizes RetainCo to perform any acts necessary to accomplish the same, including, without limitation, execution and delivery of documents of title or other instruments evidencing sale of the Lewiston Products to the purchaser. Title and risk of loss of all unsold Lewiston Products shall remain with Clearwater until such products are sold by RetainCo, at which time title and risk of loss will pass to the purchaser.

5.3 Packaging. Clearwater agrees that all Lewiston Products produced by Clearwater and prepared for sale by RetainCo shall bear the appropriate “Potlatch” stamp and shall be packaged with wrapper or other packaging bearing Potlatch branding and Trademarks, as applicable.

5.4 Shipping. RetainCo shall endeavor to sell all Lewiston Products FOB the Lewiston Mill. If Lewiston Products are sold on a basis other than FOB the Lewiston Mill, RetainCo shall be responsible for coordinating truck or rail shipments of such products from the Lewiston Mill, and RetainCo shall negotiate all freight rates for such shipments. Clearwater will be responsible for loading such products on the carrier and will perform all other reasonable actions necessary to complete each such order, including payment of shipping costs and charges outbound from the Lewiston Mill.

5.5 Grade Standards. Clearwater shall produce the Lewiston Products in accordance with WWPA standards.

5.6 Product Warranties. Clearwater warrants to RetainCo that the Lewiston Products produced by Clearwater will meet applicable industry accepted quality standards and WWPA grading standards. RetainCo is not authorized to make on behalf of Clearwater any other warranty regarding the Lewiston Products.

5.7 Claims. RetainCo, in consultation with Clearwater will investigate, negotiate and facilitate any claims or returns that may arise over Lewiston Products shipped or produced by Clearwater. Notwithstanding the foregoing, Clearwater shall be responsible for any settlement or discount due to a customer on account of failure of the Lewiston Products to meet specifications or standards or due to damage to such products. Any and all costs paid or incurred by RetainCo in connection with the investigation, negotiation or facilitation of such claims shall be charged to and paid by Clearwater. RetainCo shall be responsible for and reimburse Clearwater for any loss suffered by Clearwater which arises out of an error in order entry or shipment or similar error caused by the negligence of RetainCo.

5.8 Fair Treatment. It is understood that RetainCo, in addition to selling the Lewiston Products, sells the St. Maries Products, and such activities will not be considered a conflict of interest or breach of this Agreement by RetainCo. RetainCo will, however, treat Clearwater and the Lewiston Products fairly and as reasonably equally as is commercially practicable to the St. Maries Products; without limitation, RetainCo shall not intentionally discriminate or make determinations of which orders to fill with the Lewiston Products and which orders to fill with the St. Maries Products based on the profitability of the prospective sale or the relative creditworthiness of the customer.

5.9	Customer Invoicing; Remittance and Set-Offs.

(a) RetainCo shall invoice customers directly for all Lewiston Products sold, and shall be responsible for collecting any payments made by customers in respect of such products (“Sales Proceeds”). On or before the 15th and the final day of each month (each such date, a “Remittance Date”), RetainCo shall remit to Clearwater all Sales Proceeds collected by RetainCo in the period preceding such Remittance Date, net of any shipping charges paid by RetainCo as provided for herein (each, a “Remittance”). Notwithstanding the foregoing, the parties may, in lieu of the foregoing, establish a system whereby payments from purchasers of Lewiston Products are paid directly to a lockbox under the control of Clearwater or its lenders. If customer payments are paid to a separate Clearwater lockbox, Clearwater shall pay to RetainCo all shipping charges incurred by RetainCo with respect to the Lewiston Products within ten (10) days of invoice by RetainCo.

(b) RetainCo shall have the right, in its sole discretion, to set off and deduct from any Remittance due hereunder such amounts, if any, as are due and owing to RetainCo as of the applicable Remittance Date, including, without limitation, any outstanding Service Fees, accrued and unpaid Credit Loss Payments (as defined in Section 7.2), shipping charges owing under Section 5.4 and claims expenses owing under Section 5.7. If, in connection with any Remittance, RetainCo elects to exercise the right of set-off contained in this Section, it shall submit to Clearwater with such Remittance an accounting setting forth the nature and origin of the claimed set-off.

5.10 VMI Programs. Clearwater acknowledges and agrees that RetainCo may include Lewiston Products in vendor managed inventory sales programs that RetainCo may from time to time have with customers.

5.11 Performance Review; Sales Planning. The sales manager of RetainCo and manager of the Lewiston Mill shall meet periodically (no less frequently than quarterly) to review RetainCo’s sales performance and to forecast the Lewiston Products to be produced based on market conditions and log supply.

6.	Sales Office; Employees.

6.1 RetainCo shall be entitled to maintain a sales office at the Lewiston Mill to market and sell the Lewiston Products during the term of this Agreement. Clearwater hereby agrees to provide to RetainCo, free of rent or other charge, such amount of office space at the Lewiston Mill as is necessary and appropriate for RetainCo to perform the activities contemplated herein and will furnish telephone service and other customary utilities for such office. All persons hired or retained by RetainCo to work at RetainCo’s sales office at the Lewiston Mill (the “Employees”) shall be employees of RetainCo and not of Clearwater, and shall work solely under RetainCo’s direction. Clearwater acknowledges and agrees that such Employees are employees of RetainCo, and Clearwater will not cause or permit its activities at the Lewiston Mill to unreasonably interfere with the employment relationship between RetainCo and any Employee.

6.2 It is expressly understood and agreed that RetainCo will retain Employees in addition to those necessary to sell and market the St. Maries Products in order to carry out its sales of Lewiston Products; as such, the parties acknowledge that any termination of this Agreement will result in RetainCo employing more sales staff than will be necessary to continue sales of St. Maries Products following such termination. If this Agreement is terminated for any reason other than by reason of an uncured event of default by RetainCo, and RetainCo determines that as a result it will terminate or relocate any of the Employees involved in selling lumber for the Western Lumber Mills, Clearwater will, upon demand, reimburse RetainCo for one half the severance and relocation costs incurred by RetainCo, as reasonably determined by RetainCo; provided, however, that Clearwater will not be responsible for any severance or relocation costs for any such Employee(s) promptly hired by it on substantially similar salary and benefits terms or who turn down an offer of employment from Clearwater on substantially similar salary and benefits terms.

7.	Allocation of Credit Risk.

7.1 The parties hereby agree that all Credit Loss (as defined below) arising in connection with the sale of lumber produced at the Western Lumber Mills during the term of this Agreement shall be shared equally between Clearwater and RetainCo. For purposes of this Agreement “Credit Loss” means all loss resulting from the non-payment by a customer of any amount due and owing under an order or other contract for sale of lumber products. The foregoing allocation shall apply regardless of whether such Credit Loss arises from the sale of Lewiston Products or from the sale of St. Maries Products.

7.2 Every sixty (60) days, RetainCo shall determine the amount of any Credit Losses incurred in connection with sales of Western Lumber Mills lumber products during such sixty (60) day period, and shall determine the amount of any equalizing payments necessary to allocate such Credit Losses equally between the parties (each such payment, a “Credit Loss Payment”). Unless the parties agree in writing to a different time, any Credit Loss Payment due hereunder shall be paid not later than five (5) days after the amount of such Credit Loss Payment is determined in accordance with this Section 7.2.

7.3 If a particular sale or account has resulted in a Credit Loss, and the customer thereafter makes payment in respect of such sale or account, then RetainCo shall notify Clearwater of the amount of payment received and shall promptly remit to Clearwater one half of such amount. Notwithstanding the foregoing, RetainCo shall not be required to refund any portion of the customer payment that is subject to set-off pursuant to Section 5.9(b) hereof.

8.	Default; Cure.

8.1 Failure of a party to perform any of its covenants or agreements hereunder or to comply with any term or condition hereof, which failure shall continue for a period of thirty (30) days or more after delivery of the notice contemplated by Section 8.2 below, shall be an event of default hereunder, and shall give the non-defaulting party the right to terminate this Agreement pursuant to Section 3.2(a), unless such default is cured as provided for herein.

8.2 Upon the breach of any covenants or agreement hereunder, the non-breaching party shall cause to be delivered to the party in breach a written notice setting out the nature of the breach and the actions required to cure it. The party in breach shall thereafter have thirty (30) days to cure such breach; provided, however, that where the nature of the breach is such that it cannot reasonably be cured within thirty (30) days, then the party in breach will be considered for the purposes of this section to have cured the breach if it has commenced taking all reasonable steps to cure the breach with such thirty (30) day period and in fact cures the breach as soon as reasonably practicable thereafter using all due diligence.

9. Remedies; Limitation of Liability. Subject to the limitations below, any termination of this Agreement by reason of uncured default shall not relieve the defaulting party from liability for damages. It is agreed that the remedies given herein are not exclusive and are without prejudice to any other remedy available, and that in addition thereto the parties hereto shall have all other remedies expressly set forth in this Agreement or that are available at law or in equity. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES.

10.	Indemnification.

10.1 Clearwater Indemnity. Clearwater assumes liability for, and agrees to defend, indemnify and hold RetainCo and Potlatch and their directors, officers, employees, agents or representatives harmless from any liability, loss, cost, expense, or damage of any nature, including fines, forfeitures, penalties, settlements, and reasonable attorneys’ fees (collectively “Liabilities”) asserted against or suffered by them in connection with any demands, claims, suits, actions or proceedings (“Claims) related to or arising from (a) Clearwater’s breach of the terms of this Agreement or (b) product defect or failure of the Lewiston Products to meet grading standards. Upon the written request of an indemnified party, Clearwater shall assume the defense of all Claims against such parties for which indemnity is provided pursuant to this Section 10.1 and allow such party to participate in the defense thereof at their expense.

10.2 RetainCo Indemnity. RetainCo assumes liability for, and agrees to defend, indemnify and hold Clearwater and its directors, officers, employees, agents or representatives harmless from Liabilities asserted against or suffered by them in connection with any related to or arising from (a) RetainCo’s breach of the terms of this Agreement or (b) the presence or actions of RetainCo employees located at the Lewiston Mill pursuant to Section 6 other than to the extent such Liabilities are attributable to the negligence or willful misconduct of Clearwater or its directors, officers, employees, agents or representatives. Upon the written request of an indemnified party, RetainCo shall assume the defense of all Claims against such parties for which indemnity is provided pursuant to this Section 10.2 and allow such party to participate in the defense thereof at their expense.

11.	Other Terms and Conditions.

11.1 Limited Authority. Except as expressly set forth herein, neither Clearwater nor RetainCo has the authority to (i) bind the other party by or to any contract, representation, understanding, act or deed; (ii) represent to any third party that either party is an agent of the other party; or (iii) represent to any third party that either party is responsible for the acts or omissions of the other party.

11.2 Notices. Any notice required or permitted to be issued or given under this Agreement shall be made by one of the following methods: (a) facsimile transmittal; (b) personal delivery; or (c) delivery by certified mail, return receipt requested or national overnight courier service (e.g. Federal Express, UPS, DHL), all at the address or number listed below.

If to Clearwater:	Clearwater Paper Corporation 805 Mill Road P.O. Box 1388 Lewiston, ID 83501 Fax: 208-799-1918 Attn: Manager Mfg, Wood Products

With a copy to:	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Fax: Attn: General Counsel

If to RetainCo or Potlatch:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 Fax: 509-835-1555 Attn: Vice President Sales, Wood Products

With a copy to:	Potlatch Corporation 601 West First Avenue, Suite 1600 Spokane, WA 99201 Fax: 509-835-1555 Attn: General Counsel

Notices given by fax transmittal shall be effective upon electronic confirmation of delivery. Notices given by personal delivery shall be effective upon actual delivery. Notices given by certified mail shall be effective three (3) business days after deposited in the US mails, postage prepaid. Notices given by national overnight services shall be effective two (2) business days after delivery to such courier service, fees prepaid. A party may change the fax and/or address for notice by giving notice of the change, in writing, in accordance with this Section.

11.3 Assignment. This Agreement may not be assigned in whole or in part without the prior written consent of the nonassigning party, such consent not to be unreasonably withheld or delayed.

11.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, relating thereto except as expressly set forth herein. There are no promises, statements, covenants, representations, or warranties, expressed or implied, oral or written, about the subject matter of this Agreement that are not contained herein.

11.5 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without reference to its rules governing conflict of laws.

11.6 Attorney Fees. If a party to this Agreement files an action in any court or other forum (including in or in connection with any bankruptcy proceeding) to enforce compliance with any term of this Agreement or to allege a breach thereof against the other party, the prevailing party in that action shall be entitled to recover all reasonable attorneys’ fees, costs and any necessary disbursements incurred therein, including, without limitation, expert witness fees, deposition costs, court clerk fees, service fees, and printing costs, in addition to any other relief to which the party may be entitled at trial or upon appeal.

11.7 No Third Party Beneficiaries. This Agreement creates no rights in favor of any third party not a party to this Agreement.

11.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.9 Amendments; Modifications; Waiver. Neither this Agreement nor any term or provision thereof may be waived, modified, or amended, except by a written agreement signed by the party against whom the waiver, modification, or amendment is sought, and even then, only to the extent set forth in such written instrument. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement nor any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. No waiver of any provision of this Agreement shall be effective unless made in writing by the party against which the waiver is to be effective.

11.10 Construction; Interpretation. The parties to this Agreement have participated fully in its negotiation and preparation, with benefit of legal counsel, and accordingly, the Agreement shall not be more strictly construed against either one of the parties. Section headings used in this Agreement are for ease of reference only and shall have no bearing on the interpretation or construction of any provisions of this Agreement.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart thereof.

THIS LUMBER SALES AND MARKETING AGREEMENT is executed by the parties as of the date first hereinabove set forth.

Clearwater:	CLEARWATER PAPER CORPORATION, a Delaware corporation By: Name: Title:

RetainCo:	POTLATCH RETAINCO, LLC, a Delaware limited liability company By: Name: Title:

Potlatch	Solely for the purposes of Sections 4, 10.1 and 11 POTLATCH CORPORATION, a Delaware corporation By: Name: Title:

EXHIBIT A

Trademarks

1.	U.S. Trademark, registered October 30, 2007, Registration No. 3327333, Serial No. 78815747

2.	U.S. Trademark, registered September 12, 1975, Registration No. 1019372, Serial No. 73029765

3.	U.S. Trademark, registered May 12, 1970, Registration No. 0890760, Serial No. 72322187

Exhibit A